Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Brookfield Property Partners L.P.’s Registration Statement on Form F-3 of our reports dated February 21, 2014, relating to (1) the consolidated financial statements of General Growth Properties, Inc. and subsidiaries (“the Company) and (2) the consolidated financial statement schedule of the Company, appearing in the Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 2, 2014